Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Earnings from Continuing Operations Increased
14% for First Quarter of 2006
•	Excluding restructuring charges, earnings from continuing operations up 7%, despite raw material and currency headwinds

•	Revenues up 16%; strong demand drove volume up 8%

•	Divestiture program nearly complete; sale of FIIS expected to close today for $270 million

•	Revised guidance for 2006 EPS from continuing operations anticipates 10% to 16% growth vs. 2005 EPS from continuing operations
CLEVELAND, Ohio, May 1, 2006 — The Lubrizol Corporation (NYSE:LZ) announced that consolidated earnings from continuing operations for the first quarter ended March 31, 2006 were $45.9 million or $.66 per diluted share, including a restructuring charge of $.02 per share. Comparable earnings from continuing operations for the first quarter of 2005 were $40.1 million or $.59 per diluted share, which included a restructuring and impairment charge of $.06 per share related to closures of manufacturing facilities.
Q1 Consolidated Results Detail
Excluding restructuring and impairment charges, adjusted earnings from continuing operations were $47.1 million, or $.68 per diluted share, for the first quarter of 2006 compared to $44.1 million, or $.65 per diluted share, for the first quarter of 2005.
Earnings for the first quarter of 2006 increased compared to the prior-year first quarter primarily as a result of higher shipment volume and improvements in the combination of price and product mix, which more than offset higher raw material and utility costs, higher selling and administrative expenses and unfavorable currency. Selling and administrative expenses in the quarter included anticipated higher pension and stock option expenses. The $.02 per share restructuring charge primarily related to the phase-out of the lubricant additives manufacturing facility located in Bromborough, United Kingdom, which began in January 2005.
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Consolidated revenues for the quarter increased 16 percent to $984.1 million compared to $848.8 million in the first quarter of 2005. Shipment volume increased 8 percent compared to the first quarter a year ago and improvements in the combination of selling price and product mix increased revenues by 11 percent, which more than offset a 3 percent decrease from unfavorable currency.
Discontinued Operations
Discontinued operations in the quarter related to the divestiture of the Telene® resins business, which closed on February 3, 2006, and to sale agreements announced in the first quarter to divest two businesses: Food Ingredients and Industrial Specialties (FIIS) and Pharmaceutical Actives and Intermediates (A&I). The divestiture of FIIS is expected to close today for cash proceeds of $270 million, before working capital adjustments. Completion of the divestiture of A&I is anticipated to occur in the second quarter of 2006. These transactions conclude the divestiture program that was discussed in the company’s July 27, 2005 earnings announcement and teleconference.
Discontinued operations reported a net loss in the quarter of $60.7 million or ($.88) per diluted share, which consisted of $.01 per share of operating income from FIIS and A&I, ($.88) per share of a non-cash impairment charge related to FIIS and ($.01) per share of tax impact from the Telene resins transaction. Operating income for the discontinued operations reflected weaker operating performance compared to the first quarter of 2005 and included divestiture-related transaction expenses.
All three divested businesses previously were part of the Specialty Chemicals segment. Telene resins reported into the Specialty Materials product line. A&I and most of the FIIS divestiture reported into the Consumer Specialties product line. A small portion of the FIIS divestiture reported into the Performance Coatings product line.
Quarterly Segment Results
First quarter 2006 revenues in the Lubricant Additives segment of $627.5 million were 22 percent higher than the first quarter of 2005. Segment revenues increased as a result of 10 percent higher shipment volume and a 15 percent improvement in the combination of price and product mix, which more than offset a 3 percent decrease from unfavorable currency. The volume increase reflected improved demand in all geographic regions compared to a weaker first quarter a year ago, as well as substantial growth in Asian markets. Average raw material cost in the quarter increased 20 percent and utility costs increased more than 40 percent compared to the first quarter of 2005. Price increases were implemented successfully in the quarter and additional increases were announced in April in response to higher raw material costs. Lubricant Additives segment operating income of $74.4 million in the quarter increased 10 percent compared to the first quarter of 2005.
Specialty Chemicals segment revenues were $356.6 million in the first quarter of 2006, and increased 6 percent compared to $335.3 million in the first quarter of 2005. Shipment volume increased 4 percent and the combination of price and product mix increased revenues by 5 percent, which more than offset a 3 percent decrease from unfavorable currency.
First quarter Specialty Chemicals segment revenues by product line consisted of $91.9 million for Consumer Specialties, $137.3 million for Performance Coatings and $127.4 million for Specialty Materials. Specialty Chemicals segment operating income was $44.6 million for the first quarter and increased 15 percent compared to the first quarter of 2005.
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The Consumer Specialties product line now consists of Personal Care Ingredients. Revenues increased 6 percent compared to the first quarter a year ago, led by selling price increases across the product line and double-digit volume growth in Carbopol® polymers for thickeners and hair fixatives. Shipment volumes for Consumer Specialties were affected negatively by decisions made in prior periods to exit some low-margin specialty surfactants’ business. Increased focus on geographic expansion led to significant growth in Latin America in the quarter.
In the Performance Coatings product line, revenues increased 3 percent compared to the first quarter of 2005, on higher shipment volume, which included substantial growth in Asia, and increases in selling prices. Revenues increased for textile coatings in the quarter, with particularly strong volume growth in non-halogenated flame retardants.
In Specialty Materials, revenues increased 11 percent compared to the first quarter a year ago. Price increases implemented in the fourth quarter of 2005 accounted for the revenue growth in TempRite® engineered polymers. Construction activity remained strong and high costs of competing copper (used in plumbing pipe) and steel (used in fire sprinkler systems) continued to drive conversions from metal to TempRite polymers. Estane® thermoplastic polyurethane (TPU) reported higher revenues based on double-digit volume increases in North America, Europe and Asia. Revenues for Estane TPU increased in several applications, including films, wire and cable, hoses and tubing and protective jacketing for sensors used in offshore oil exploration.
Earnings Outlook
The company updated its 2006 guidance issued on February 7, which included a full year of earnings of FIIS and A&I. The new guidance, on a continuing operations basis, gives effect to the divestitures of FIIS and A&I. The company also provided relevant comparisons for 2005, removing the discontinued operations of FIIS and A&I. On a continuing operations basis, 2005 earnings were $2.35 per diluted share, including restructuring and impairment charges of $.15 per share. Excluding restructuring and impairment charges, 2005 adjusted earnings from continuing operations were $2.50 per diluted share. The company’s new guidance for 2006, including restructuring charges of approximately $.10 per share related to previously announced closures of manufacturing facilities, is in the range of $2.65 to $2.80 per diluted share. Excluding restructuring charges, guidance for 2006 adjusted earnings from continuing operations is in the range of $2.75 to $2.90 per diluted share. Compared to $2.50 in 2005, 2006 adjusted earnings per share from continuing operations are projected to increase 10 to 16 percent.
Key assumptions in the 2006 guidance include:
•	Higher raw material costs compared to 2005; however, pricing actions are assumed to recover those costs;

•	Crude oil not significantly higher than $70 per barrel;

•	Euro gradually strengthening to $1.26 by year end and averaging $1.23 for the full year;

•	Stock option expense of $.03 per share, related to the adoption of SFAS 123R;

•	Incremental global pension expense of approximately $.09 per share;
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•	An effective tax rate of 35 percent, which reduces 2006 earnings by $.06 per share compared to the effective tax rate of 33.7 percent for 2005;

•	Diluted earnings per share are assumed to be $.04 lower than basic earnings per share. This is the first quarter that the company issued guidance on a diluted share basis.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “Strong demand across our businesses, combined with favorable effects from pricing and product mix, produced excellent results from continuing operations in the first quarter, especially given the headwinds from unfavorable raw material and energy costs and currency. Volumes were up most noticeably in our Asia Pacific and Latin American markets and reflect the concerted efforts we are making at organic growth in those regions.
“We continued to address rising raw material and energy costs successfully with necessary and timely pricing actions. During the quarter, we were able to stop the margin erosion we had experienced over the last two years, and we were beginning to regain some ground. Recent increases in our raw material costs affected this progress and the Lubricant Additives segment quickly announced a global price increase, effective May 15.
“In our July 2005 teleconference, we discussed our plan to divest businesses with aggregate revenues of $500 million by the end of the first quarter of 2006. In March of this year, we announced our agreements for the final two sales transactions, FIIS and A&I. We are pleased to be completing the sales of these non-core businesses, including receiving $270 million for FIIS alone. At this point, our most likely use of the proceeds is for further debt reduction. We continue to pursue bolt-on acquisitions that fit our core portfolio.
“With our divestitures behind us, we are focusing our attention on running and growing our company. We have continued to improve the operating profitability of our Performance Coatings product line by organizing our sales and marketing activities in ways that better align key products with key customers. We are investing selectively in infrastructure and resources to step up organic growth. In addition, our product pipeline contains several important, new technologies that will support our organic growth goals. Examples include:
•	Carbopol Aqua CC polymer, a next-generation liquid thickener, which maintains our position as the global leader in thickening technology for personal care products;

•	New non-halogenated flame retardants for textile coatings;

•	A new line of Estane resins used to produce Esdex™ Spandex fibers;

•	Next-generation automatic transmission fluid technology that meets the requirements of Asian original equipment manufacturers;

•	New viscosity modifiers for low-emissions diesel engine lubricants;

•	New grease additive technology that simplifies customers’ processing.
“Looking ahead, demand for our products remains solid, and we have many growth initiatives under way. We are focusing on our core portfolio and operating very effectively across our entire organization, and our prospects remain very attractive going forward.”
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Conference Call on the Web
An audio webcast of the first quarter earnings conference call with investors will be available today live at 1:30 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation, a Fortune 500 company, owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,500 employees worldwide. Revenues for 2005 were $3.6 billion, excluding operations discontinued in 2006 that had 2005 revenues of $0.4 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months
	Ended March 31,
	2006	2005
Net sales	$983.5	$847.9

Royalties and other revenues	0.6	0.9

Total revenues	984.1	848.8

Cost of sales	738.4	618.2

Selling and administrative expenses	93.3	85.6

Research, testing and development expenses	49.6	48.5

Amortization of intangible assets	5.8	5.9

Restructuring and impairment charges	1.8	6.1

Total costs and expenses	888.9	764.3

Other (expense) income – net	(1.5)	0.6

Interest expense – net	23.1	24.5

Income from continuing operations before income taxes	70.6	60.6
Provision for income taxes	24.7	20.5

Income from continuing operations	45.9	40.1

Discontinued operations – net of tax	(60.7)	8.4

Net (loss) income	$(14.8)	$48.5

Basic earnings (loss) per share
Continuing operations	$0.67	$0.59
Discontinued operations	(0.89)	0.13

Net (loss) income per share, basic	$(0.22)	$0.72

Diluted earnings (loss) per share
Continuing operations	$0.66	$0.59
Discontinued operations	(0.88)	0.12

Net (loss) income per share, diluted	$(0.22)	$0.71

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	March 31,	December 31,
	2006	2005
Assets

Cash and short-term investments	$233.3	$262.4

Receivables	566.8	585.6

Inventories	531.5	586.0

Other current assets	127.3	138.3

Assets held for sale	286.0	–

Total current assets	1,744.9	1,572.3

Property and equipment – net	1,064.6	1,184.4

Goodwill and intangible assets – net	1,434.7	1,543.4

Investments and other assets	63.0	66.2

Total	$4,307.2	$4,366.3

Liabilities and Shareholders’ Equity

Short-term debt and current portion of long-term debt	$8.2	$7.9

Accounts Payable	341.2	372.2

Accrued expenses and other current liabilities	273.2	284.8

Liabilities held for sale	17.0	–

Total current liabilities	639.6	664.9

Long-term debt	1,637.0	1,662.9

Other noncurrent liabilities	412.7	420.3

Total liabilities	2,689.3	2,748.1

Minority interest in consolidated companies	48.5	51.0

Shareholders’ equity	1,569.4	1,567.2

Total	$4,307.2	$4,366.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Three Months
	Ended March 31,
	2006	2005
Cash provided by (used for):
Operating activities:
Net (loss) income	$(14.8)	$48.5
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	42.9	47.3
Restructuring and impairment charges	61.0	4.4
Net change in working capital	(82.4)	(85.5)
Other items – net	19.0	14.9

Total operating activities	25.7	29.6

Investing activities:
Capital expenditures	(30.3)	(29.7)
Net proceeds from divestitures and sales of property and equipment	8.5	1.6

Total investing activities	(21.8)	(28.1)

Financing activities:
Changes in short-term debt, net	0.3	(4.0)
Repayments of long-term debt	(23.7)	(0.1)
Dividends paid	(17.7)	(17.4)
Proceeds from the exercise of stock options	7.3	30.9

Total financing activities	(33.8)	9.4

Effect of exchange rate changes on cash	0.8	(7.0)

Net (decrease) increase in cash and short-term investments	(29.1)	3.9

Cash and short-term investments at the beginning of period	262.4	335.9

Cash and short-term investments at the end of period	$233.3	$339.8

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months
	Ended March 31,
	2006	2005
Revenues from External Customers:

Lubricant Additives	$627.5	$513.5

Specialty Chemicals	356.6	335.3

Total revenues	$984.1	$848.8

Segment operating income:

Lubricant Additives	$74.4	$67.7

Specialty Chemicals	44.6	38.9

Total segment operating income	119.0	106.6

Corporate expenses	(21.3)	(14.7)

Corporate other (expense) income – net	(2.2)	(0.7)

Restructuring and impairment charges	(1.8)	(6.1)

Interest expense – net	(23.1)	(24.5)

Income from continuing operations before income taxes	$70.6	$60.6

Supplemental Financial Information — First Quarter 2006
The Lubrizol Corporation
For the Quarters Ending March 31, 2006 and 2005
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted for the First Quarters Ended March 31, 2006 and     2005
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	1st Quarter 2006			1st Quarter 2005
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$70.6	$45.9	$0.66	$60.6	$40.1	$0.59

Adjustments:
Restructuring and impairment charges	1.8	1.2	0.02	6.1	4.0	0.06

Earnings as adjusted (Non-GAAP)	$72.4	$47.1	$0.68	$66.7	$44.1	$0.65

The Lubrizol Corporation
Summary of Discontinued Operations
Results for the Quarter Ended March 31, 2006 and 2005
(In Millions, Except Per Share Data)

	Q1	Q1
	2006	2005
Discontinued Operations, net of tax:

Operating results of discontinued operations	$(59.7)	$8.4
Loss on sale of discontinued operations	(1.0)	–

Total Discontinued Operations, net of tax	$(60.7)	$8.4

Computation of Shares Outstanding Amounts:

Weighted Average Common Shares Outstanding	68.4	67.4
Dilutive effect of stock options and awards	0.7	0.8

Denominator for per share calculation, diluted	69.1	68.2

Diluted (Loss) Earnings per Share:

Operating Results of Discontinued Operations, net of tax	$(0.87)	$0.12
Loss on Sale of Discontinued Operations, net of tax	(0.01)	–

Diluted (loss) earnings per share of discontinued operations, net of tax	$(0.88)	$0.12

Reconciliation of (Loss) Earnings from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations:

(Loss) earnings from operating results of discontinued operations	$(59.7)	$8.4
Adjustment: Impairment charges, net of tax	(60.6)	–

Earnings as adjusted from discontinued operations (Non-GAAP)	$0.9	$8.4

Reconciliation of (Loss) Earnings from Operations of Discontinued Operations to Earnings as Adjusted from Discontinued Operations on a per share basis:

(Loss) earnings from operating results of discontinued operations	$(0.87)	$0.12
Adjustment: Impairment charges, net of tax	(0.88)	–

Earnings as adjusted from discontinued operations (Non-GAAP)	$0.01	$0.12

Earnings as adjusted from discontinued operations (Non-GAAP) is a measure of income that differs from (loss) earnings from operations of discontinued operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted from discontinued operations (Non-GAAP) is (loss) earnings from operating results of discontinued operations per our consolidated results, adjusted for exclusion of impairment charges. Management believes that both (loss) earnings from operating results of discontinued operations and earnings as adjusted from discontinued operations for exclusion of these special charges assist the investor in understanding the results of operations of the discontinued operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the (loss) earnings from operating results of discontinued operations and earnings as adjusted from discontinued operations.

The Lubrizol Corporation
Supplemental Continuing Operations Information
Specialty Chemicals Segment Revenues for the Year Ended December 31, 2005 by Quarter
The Specialty Chemicals segment 2005 revenues have been adjusted to reflect the disposition of the food ingredients and industrial specialties businesses and the active pharmaceutical ingredient and intermediate compounds business as if the disposition occurred on January 1, 2005. This information is provided to assist with the year over year comparison of these product lines.

					Year to Date
	March 31	June 30	September 30	December 31	2005
Performance Coatings	$133.5	$138.0	$134.4	$131.7	$537.6

Consumer Specialties	86.9	89.0	82.2	84.3	342.4

Specialty Materials	114.9	110.0	115.7	121.5	462.1

Total Specialty Chemicals	$335.3	$337.0	$332.3	$337.5	$1,342.1